UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012

Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	001-34279	72-1147390
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
567 Thompson Road, Houma, Louisiana	70363
(Address of principal executive offices)	(Zip Code)

(985) 872-2100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b and c)       On December 11, 2012, Kerry J. Chauvin stepped down as Chairman of the Board and Chief Executive Officer of Gulf Island Fabrication, Inc. (the “Company”) effective January 1, 2013 (the “Effective Date”).  Mr. Chauvin’s resignation was due to personal reasons and not as a result of any disagreement with the Company regarding the Company’s operations or practices. The Company expects to enter into an agreement with Mr. Chauvin pursuant to which Mr. Chauvin will serve as a consultant to the Company’s Board of Directors and management following his resignation.

Effective January 1, 2013, the Company appointed Kirk J. Meche, age 50, as Chief Executive Officer and President.  Mr. Meche has served as President and Chief Operating Officer of the Company since 2009.  From 2001 to 2009, Mr. Meche was Executive Vice President- Operations.  Mr. Meche was President and Chief Executive Officer of Gulf Marine Fabricators from February 2006 to October 2006 and President and Chief Executive Officer of Gulf Island, L.L.C. from February 2001 until January 2006.  Mr. Meche was also President of Southport, Inc., a former wholly-owned subsidiary of the Company, from December 1999 to February 2001 and served as Project Manager from December 1996 to December 1999.  There are no transactions reportable pursuant to Item 404(a) of Regulation S-K in connection with Mr. Meche’s appointment as Chief Executive Officer.

John P. (Jack) Laborde, a member of the Company’s Board of Directors since 1997, will assume the role of Chairman of the Board following Mr. Chauvin’s resignation on the Effective Date.

Item 8.01      Other Events.

           On December 13, 2012, the Company issued a press release announcing Mr. Meche’s appointment as Chief Executive Officer.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

          (d)        Exhibits.

Exhibit Number	Description

99.1	Press Release dated December 13, 2012 Announcing the Appointment of Kirk J. Meche as Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

		By:	/s/ Kerry J. Chauvin
Kerry J. Chauvin
Chairman of the Board and Chief Executive Officer

Dated:	December 13, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 13, 2012 Announcing the Appointment of Kirk J. Meche as Chief Executive Officer